Exhibit 99.1

Sphere 3D Reports Third Quarter Fiscal Year 2020 Financial Results

Toronto, Ontario - November 16, 2020 - Sphere 3D Corp. (NASDAQ: ANY) (the "Company" or "Sphere 3D"), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its third quarter ended September 30, 2020.

Third Quarter 2020 Financial Results:

Our results for third quarter 2020 were as follows:

• Revenue for the third quarter of 2020 was $0.9 million, compared to $1.4 million for the third quarter of 2019.

• Gross margin for third quarter of 2020 was 60.0%, compared to 35.5% for the third quarter of 2019.

• Operating expenses for third quarter of 2020 were $2.2 million, compared to $1.8 million for the third quarter of 2019.

• Depreciation and amortization was $0.3 million for both the third quarter of 2020 and 2019.

• Net loss from operations for third quarter of 2020 was $1.2 million, or a net loss of $0.17 per share, compared to a net income from operations of $0.9 million, or a net income of $0.33 per share, for the third quarter of 2019.

Nine Months Ended September 30, 2020 Financial Results:

• Revenue for the first nine months of 2020 was $2.8 million, compared to $4.5 million for the first nine months of 2019.

• Gross margin for the first nine months of 2020 was 51.6%, compared to 31.9% for the first nine months of 2019.

• Operating expenses for the first nine months of 2020 were $6.2 million, compared to $6.0 million for the first nine months of 2019.

• Depreciation and amortization for the first nine months of 2020 was $0.7 million, compared to $0.8 for the first nine months of 2019.

• Net loss from operations for the first nine months of 2020 was $4.2 million, or a net loss of $0.81 per share, compared to a net loss from operations of $2.6 million, or a net loss of $1.09 per share, in the first nine months of 2019.

Investor Conference Call:

Sphere 3D will not be hosting a third quarter fiscal year 2020 earnings conference call.

About Sphere 3D:

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports and other filings with the United States Securities and Exchange Commission (www.sec.gov) and with Canadian securities regulators (www.sedar.com).  Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:

Kurt Kalbfleisch

+1-858-495-4211

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Revenue	$890	$1,368	$2,791	$4,461
Cost of revenue	356	883	1,352	3,036
Gross profit	534	485	1,439	1,425

Operating expenses:
Sales and marketing	336	550	872	1,494
Research and development	264	460	947	1,673
General and administrative	1,590	801	4,406	2,814
	2,190	1,811	6,225	5,981
Loss from operations	(1,656)	(1,326)	(4,786)	(4,556)
Interest expense - related party	(191)	(41)	(309)	(327)
Interest expense	(57)	(9)	(142)	(24)
Other income, net	715	2,261	1,002	2,283
Loss (income) before income taxes	(1,189)	885	(4,235)	(2,624)
Provision for income taxes	1	-	4	-
Net (loss) income	$(1,190)	$885	$(4,239)	$(2,624)

Net (loss) income per share:
Basic	$(0.17)	$0.33	$(0.81)	$(1.09)
Diluted	$(0.17)	$0.10	$(0.81)	$(1.09)

Shares used in computing net (loss) income per share:
Basic	6,949,010	2,668,311	5,240,003	2,403,373
Diluted	6,949,010	8,909,761	5,240,003	2,403,373

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)

ASSETS

Cash and cash equivalents	$2,896	$149
Accounts receivable, net	259	369
Inventories	659	753
Other current assets	998	670

Total current asset	4,812	1,941

Investment in affiliate	2,100	2,100
Intangible assets, net	3,091	2,301
Goodwill	1,385	1,385
Other assets	3,636	679
Total assets	$15,024	$8,406

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$7,997	$6,646
Long-term debt	667	-
Other long-term liabilities	328	520
Total shareholders' equity	6,032	1,240
Total liabilities and shareholders' equity	$15,024	$8,406